Exhibit 99.1

TALON THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$338	$2,973
Inventory (Note 9)	382	283
Prepaid expenses and other current assets (Note 10)	203	238

Total current assets	923	3,494
Property and equipment, net (Note 11)	31	43
Restricted cash	—	34
Debt issuance costs, net (Note 3)	426	518

Total assets	$1,380	$4,089

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities (Note 12)	$4,247	$3,549
Investors’ rights to purchase shares of Series A-3 Preferred Stock (Note 4)	5,480	14,276
Other short term liabilities	1	3

Total current liabilities	9,728	17,828

Notes payable, net of discount (Note 3)	25,295	24,833
Warrant liabilities, non-current (Note 6)	346	563

Total long term liabilities	25,641	25,396

Total liabilities	35,369	43,224

Redeemable convertible preferred stock; $0.001 par value:
10 million shares authorized, 0.73 million and 0.67 million shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively; aggregate liquidation value of $87,693 and $77,921 at June 30, 2013 and December 31, 2012, respectively (Note 4)	53,896	47,914
Stockholders’ deficit:
Common stock; $0.001 par value:
600 million shares authorized, 22.1 million and 22.0 million shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	22	22
Additional paid-in capital	141,556	136,563
Accumulated deficit	(229,463)	(223,634)

Total stockholders’ deficit	(87,885)	(87,049)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,380	$4,089

See accompanying notes to unaudited condensed financial statements.

TALON THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating expenses:
General and administrative	$1,947	$1,496	$3,892	$3,181
Research and development	2,010	2,172	4,820	4,914

Total operating expenses	3,957	3,668	8,712	8,095
Loss from operations	(3,957)	(3,668)	(8,712)	(8,095)

Other expense (including non-cash charges):
Interest expense	(952)	(938)	(1,896)	(1,876)
Other income/(expense), net	(10)	1	(9)	1
Change in fair value of warrant liabilities (Note 6)	271	(700)	129	(1,155)
Change in fair value of rights to purchase shares of Series A-3 Preferred Stock (Note 4)	16,295	(55,492)	4,659	(79,156)
Change in fair market value of rights to purchase additional shares of Series A-1 and A-2 Preferred Stock (Note 4)	—	—	—	(1,007)

Total other income/(expense)	15,604	(57,129)	2,883	(83,193)
Net income/(loss)	$11,647	$(60,797)	$(5,829)	$(91,288)

Deemed dividends attributable to preferred stock in connection with accretion (Notes 4 and 7)	(1,924)	(1,343)	(3,772)	(2,619)
Deemed dividends attributable to preferred stock in connection with embedded conversion features (Notes 4 and 7)	—	(197)	(3,263)	(4,549)

Net income/(loss) applicable to Common Stock	9,723	(62,337)	(12,864)	(98,456)

Net income/(loss) per share, basic	$0.44	$(2.85)	$(0.58)	$(4.50)

Net income/(loss) per share, diluted	$0.05	$(2.85)	$(0.58)	$(4.50)

Weighted average shares used in computing net loss per share, basic	22,036	21,883	22,023	21,865

Weighted average shares used in computing net loss per share, diluted	197,255	21,883	22,023	21,865

Comprehensive income/(loss):
Comprehensive income/(loss)	$11,647	$(60,797)	$(5,829)	$(91,288)

See accompanying notes to unaudited condensed financial statements.

TALON THERAPEUTICS, INC.

CONDENSED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

Period from January 1, 2013 to June 30, 2013

	Redeemable Convertible Preferred Stock		Common Stock		Additional	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	paid-in capital	deficit	deficit
Balance at January 1, 2013	670	$47,914	22,002	$22	$136,563	$(223,634)	$(87,049)
Stock-based compensation of employees amortized over vesting period of stock options and stock issued under the employee stock purchase plan	—	—	—	—	765	—	765
Issuance of shares under employee stock purchase plan	—	—	10	—	3	—	3
Issuance of shares upon exercise of warrant to purchase Common Stock	—	—	135	—	—	—	—
Extinguishment of warrant liability upon exercise of warrant to purchase Common Stock	—	—	—	—	88	—	88
Issuance of Series A-3 redeemable, convertible preferred stock on January 11, 2013, net of issuance costs of $17	60	5,982	—	—	—	—	—
Deemed dividend attributable to beneficial conversion feature on Series A-3 redeemable, convertible preferred stock	—	(3,263)	—	—	3,263	—	3,263
Beneficial conversion feature on Series A-3 redeemable, convertible preferred stock	—	3,263	—	—	(3,263)	—	(3,263)
Extinguishment of investor rights to purchase shares of Series A-3 redeemable, convertible preferred stock upon exercise	—	—	—	—	4,137	—	4,137
Net loss	—	—	—	—	—	(5,829)	(5,829)

Balance at June 30, 2013	730	$53,896	22,147	$22	$141,556	$(229,463)	$(87,885)

See accompanying notes to unaudited condensed financial statements.

TALON THERAPEUTICS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(5,829)	$(91,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12	24
Share-based compensation to employees for services	765	664
Amortization of discount and debt issuance costs	553	523
Change in fair value of warrant liability	(129)	1,144
Change in fair market value of rights to purchase shares of Series A Preferred	(4,659)	80,163
Settlement of interest payments under Facility Agreement with Series A-2 Preferred	—	2,033
Other-than-temporary loss on marketable securities	—	—
Changes in operating assets and liabilities:
(Increase)/Decrease in prepaid expenses and other assets	(30)	114
Increase/(Decrease) in accounts payable and accrued liabilities	698	(1,582)

Net cash used in operating activities	(8,619)	(8,205)

Cash flows from investing activities:
Restricted cash	—	(33)

Net cash used in investing activities	—	(33)

Cash flows from financing activities:
Cash proceeds from private placement of Series A-2 Preferred for $11,000 less cash issuance costs of $812	—	10,188
Cash proceeds from private placement of Series A-3 Preferred for $6,000 less issuance costs of $18	5,982	—
Proceeds from exercise of warrants, options and employee purchase of shares under employee stock purchase plan	3	64
Payments on capital leases	(1)	(1)

Net cash provided by financing activities	5,984	10,251

Net increase/(decrease) in cash and cash equivalents	(2,635)	2,013
Cash and cash equivalents, beginning of period	2,973	1,029

Cash and cash equivalents, end of period	$338	$3,042

Supplemental disclosures of cash flow data:
Cash paid for interest	$1,343	$1
Supplemental disclosures of noncash financing activities:
Extinguishment of warrant to purchase shares of Common Stock	$88	$11
Elimination of investors’ rights to purchase additional shares of redeemable, convertible Series A-1 and Series A-2 Preferred Stock	—	(2,779)
Grant of investors’ rights to purchase shares of Series A-3 Preferred Stock	—	10,307
Extinguishment of investors’ rights to purchase shares of redeemable, convertible Series A-3 Preferred Stock	4,137	—
Settlement of interest payments under Facility Agreement with redeemable, convertible Series A-2 Preferred	—	2,033

See accompanying notes to unaudited condensed financial statements.

TALON THERAPEUTICS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BUSINESS DESCRIPTION, BASIS OF PRESENTATION AND LIQUIDITY

Business

Talon Therapeutics, Inc. (“Talon”, “we”, “our”, “us” or the “Company”) is a biopharmaceutical company based in South San Francisco, California, which seeks to acquire, develop, and commercialize innovative products to strengthen the foundation of cancer care. The Company is committed to creating value by accelerating the development of its products and product candidates, including entering into strategic partnership agreements and expanding its product candidate pipeline by being an alliance partner of choice to universities, research centers and other companies. The Company has exclusive rights to develop and commercialize the following products and product candidates:

•	Marqibo® (vincristine sulfate liposome injection) is a novel, sphingomyelin/cholesterol liposome encapsulated formulation of vincristine, a microtubule inhibitor that is FDA-approved for acute lymphoblastic leukemia (ALL) and currently being developed for non-Hodgkin’s lymphoma (NHL). Vincristine is widely used in combination regimens for treatment of adult and pediatric hematologic and solid tumor malignancies. On August 9, 2012, the FDA approved the Company’s new drug application, or NDA, granting accelerated approval of Marqibo for the treatment of Philadelphia chromosome negative adult ALL patients in second or greater relapse or whose disease has progressed following two or more prior lines of anti-leukemia therapy. In May 2012, the Company enrolled the first patient in a global Phase 3 confirmatory study of Marqibo in the treatment of patients 60 years of age and older with newly-diagnosed ALL, which is known as the HALLMARQ study. Marqibo is also being studied in a Phase 3 clinical trial (OPTIMAL>60) in elderly patients with newly-diagnosed NHL being conducted by the German High-Grade Lymphoma Study Group for which the Company is providing support. In March 2013, the OPTIMAL>60 trial enrolled the 150th patient. There are additional Phase 1 and Phase 2 clinical trials underway in adults and pediatrics.

•	Menadione Topical Lotion (MTL) is a novel cancer supportive care product candidate being developed for the prevention and/or treatment of the skin toxicities associated with the use of epidermal growth factor receptor inhibitors, or EGFRIs, a type of anti-cancer agent used in the treatment of lung, colon, head and neck, pancreatic and breast cancer. In August 2011, the Company entered into an agreement with the Mayo Clinic pursuant to which the Mayo Clinic agreed to sponsor and conduct a randomized Phase 2 trial of MTL in patients taking biologic and small molecule EGFR inhibitors for anti-cancer therapy and will test the effectiveness of MTL in preventing skin toxicities associated with EGFR inhibitors. The Company agreed to provide supplies of MTL in connection with the Mayo Clinic study. In April 2013, the Mayo Clinic closed enrollment in the clinical trial after enrolling 27 subjects. The Mayo Clinic will perform analysis from data collected on the subjects enrolled during the trial.

•	Brakiva™ (topotecan liposome injection) is a novel targeted Optisome™ encapsulated formulation product candidate of the FDA-approved anticancer drug topotecan. The Company has focused its capital resources to advance the development of Marqibo and Menadione Topical Lotion. Consequently, the Company has not recently allocated resources toward the development of Brakiva.

•	Alocrest™ (vinorelbine liposome injection) is a novel targeted Optisome™ encapsulated formulation product candidate of the FDA-approved anticancer drug vinorelbine. The Company has focused its capital resources to advance the development of Marqibo and Menadione Topical Lotion. Consequently, the Company has not recently allocated resources toward the development of Alocrest.

Acquisition by Spectrum Pharmaceuticals, Inc.

On July 17, 2013 (the “Closing Date”), pursuant to the terms of a Securities Purchase Agreement dated as of July 16, 2013 (the “Stockholder Purchase Agreement”), Eagle Acquisition Merger Sub, Inc. (“Eagle”), a wholly-owned subsidiary of Spectrum Pharmaceuticals, Inc. (“Spectrum”), purchased from entities affiliated with Warburg Pincus & Co. (“Warburg”) and Deerfield Management, LLC (“Deerfield”), the two principal stockholders of the Company, shares of the Company’s common stock, $0.001 par value (the “Common Stock”), owned by Warburg and Deerfield, which represented approximately 89% of the outstanding shares of Common Stock. Pursuant to a Stock Purchase Agreement dated as of July 16, 2013 (the “Company Purchase Agreement”) by and between the Company, Eagle, and Spectrum, Eagle purchased additional shares of Common Stock from the Company that, together with shares acquired from Warburg and Deerfield, represented over 90% of the outstanding shares of the Company. On the Closing Date, in accordance with the terms of the Company Purchase Agreement, Eagle consummated a “short form” merger with the Company in which Eagle merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Spectrum. Refer to Note 15, “Subsequent Events.”

Basis of Presentation and Liquidity

As of June 30, 2013, the Company had a stockholders’ accumulated deficit of approximately $229.5 million, and for the six months ended June 30, 2013, the Company experienced a net loss of $5.8 million. The Company has financed operations primarily through equity and debt financing and expects such losses to continue over the next several years. The Company has drawn down $27.5 million of long-term debt under the secured loan facility agreement with Deerfield, with the entire balance due in June 2015. The Company currently has only a limited supply of cash available for operations. As of June 30, 2013, the Company had aggregate cash and cash equivalents of $0.3 million.

On January 9, 2012, the Company entered into an Investment Agreement (the “2012 Investment Agreement”) with certain investors pursuant to which the Company issued and sold to the investors an aggregate of 110,000 shares of its Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred”), stated value $100 per share, at a per share purchase price of $100 for an aggregate purchase price of $11.0 million. The 2012 Investment Agreement provides that, from the date of the 2012 Investment Agreement until the first anniversary of the Company’s receipt of marketing approval from the FDA for any of its product candidates, the investors have the right, but not the obligation, to purchase up to an additional 600,000 shares of the Company’s Series A-3 Convertible Preferred Stock (the “Series A-3 Preferred”) at a purchase price of $100 per share, in one or more tranches of at least 50,000 shares of Series A-3 Preferred per tranche. On July 3, 2012, the Company and the investors entered into an amendment to the 2012 Investment Agreement, pursuant to which the minimum size of each such tranche was reduced from 50,000 shares of Series A-3 Preferred to 30,000 shares of Series A-3 Preferred. Also on July 3, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the investors an aggregate of 30,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $3.0 million. On August 17 and November 14, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the investors 60,000 shares and 30,000 shares, respectively, of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $9.0 million. In addition, on January 11, 2013, the Company issued and sold to the investors an aggregate of 60,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $6.0 million. The Company had previously entered into an Investment Agreement dated June 7, 2010, pursuant to which the same investors purchased 400,000 shares of the Company’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred” and, collectively with the Series A-2 Preferred and the Series A-3 Preferred, the “Series A Preferred”) for an aggregate purchase price of $40.0 million.

As described in Note 3 below, the Company and certain affiliates of Deerfield had previously entered into the Facility Agreement on October 30, 2007, as amended on June 7, 2010, which is secured by all of the Company’s assets. In connection with the entry into the 2012 Investment Agreement, on January 9, 2012, the Company and Deerfield entered into a Second Amendment to Facility Agreement. Among other items, pursuant to the Second Amendment to Facility Agreement, the Company agreed to satisfy its obligation under the Facility Agreement to make quarterly interest payments for the quarters ended December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, by issuing shares of Series A-2 Preferred in lieu of cash. On January 9, 2012, the Company issued an aggregate of 6,826 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended December 31, 2011. On March 30, 2012, the Company issued an aggregate of 6,752 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended March 31, 2012. On June 29, 2012, the Company issued an aggregate of 6,752 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended June 30, 2012. On September 28, 2012, the Company issued an aggregate of 6,826 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended September 30, 2012.

Even after receipt of the $29 million in aggregate gross proceeds from the sale of Series A Preferred pursuant to the 2012 Investment Agreement, the Company did not have enough capital resources to fund its planned activities beyond July 15, 2013. In the recent past, the Company has financed operations primarily through equity and debt financings provided by Warburg and Deerfield. While both of Warburg and Deerfield have certain rights to purchase additional shares of Company Preferred Stock, neither is obligated to do so in the absence of a strategic transaction. The Company has not been able to, and did not expect to be able to, identify or otherwise access any sources of equity or debt financing for the future operations of the Company prior to the date that it expected to exhaust its remaining cash resources. Accordingly, the Company’s financial statements reflect substantial doubt about the Company’s ability to continue as a going concern. The inability of the Company to continue as a going concern would have likely resulted in a voluntary or involuntary bankruptcy, restructuring or liquidation of the Company, in which the Company would have received less than the value at which its assets are carried on the Company’s financial statements, and holders of Company Common Stock would likely receive little or no value and would likely lose all or substantially all of their investment.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Management’s Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates based upon current assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Examples include provisions for deferred taxes, the valuation of the warrant liabilities, investors’ rights to purchase shares of Series A Preferred (see Note 4 below), the computation of beneficial conversion feature and the cost of contracted clinical study activities, accruals for costs in connection with a strategic transaction, and assumptions related to share-based compensation expense. Actual results may differ materially from those estimates.

Segment Reporting

The Company has determined that it currently operates in only one segment, which is the research and development of oncology therapeutics and supportive care for use in humans. All assets are located in the United States.

Cash and Cash Equivalents and Short-Term Investments

The Company considers all highly-liquid investments with a maturity of three months or less when acquired to be cash equivalents. Short-term investments consist of investments acquired with maturities exceeding three months and are classified as available-for-sale. All short-term investments are reported at fair value, based on quoted market price, with unrealized gains or losses included in other comprehensive income (loss).

Inventory

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. The Company engages multiple contract manufacturing organizations and raw material suppliers to manufacture products for commercial sale and use in ongoing clinical trials. Inventory that is manufactured for consumption in ongoing clinical trials is expensed at the time of production and recorded as research and development expense. Inventory of products that have been approved by the FDA and made available for sale but subsequently repurposed for clinical trial use is expensed at the time the inventory is packaged for the clinical trial.

The Company’s policy is to write down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements. The estimate of excess quantities is subjective and primarily dependent on the Company’s estimates of future demand for a particular product. If the estimate of future demand is significantly different than management’s expectations, the Company may have to significantly increase the reserve for excess inventory for that product and record a charge to cost of sales. The Company performs reviews of its inventory levels on a quarterly basis to assess the adequacy of its reserve. Expired inventory is disposed of and the related costs are written off to cost of sales.

Investments in Debt and Marketable Equity Securities

The Company determines the appropriate classification of all debt and marketable equity securities as held-to-maturity, available-for-sale or trading at the time of purchase, and re-evaluates such classification as of each balance sheet date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. Investments in equity securities that have readily determinable fair values are classified and accounted for as available for sale. As of June 30, 2013, the Company had no investment in available for sale securities. Refer to Note 8 below.

The Company assesses whether temporary or other-than-temporary unrealized losses on its marketable securities have occurred due to declines in fair value or other market conditions based on the extent and duration of the decline, as well as other factors. Because the Company has determined that all of its debt and marketable equity securities previously held were available-for-sale, unrealized gains and losses, if any, were reported as a component of accumulated other comprehensive gain (loss) in stockholders’ equity. Other-than-temporary unrealized losses relating to its investment in marketable equity securities, if any, were recorded in the statement of operations.

Fair Value of Financial Instruments

Financial instruments include cash and cash equivalents, available-for-sale securities, accounts payable, and warrant liabilities. Available-for-sale securities are carried at fair value. Cash and cash equivalents and accounts payable are carried at cost, which approximates fair value due to the relative short maturities of these instruments. The fair value of the Company’s warrant liabilities is discussed in Notes 6 and 8. The Company has issued certain financial instruments, including warrants to purchase Common Stock and rights to purchase shares of Series A-3 Preferred (see Note 4 below), which have the characteristics of both equity and liabilities. These instruments were evaluated to be classified as liabilities at the time of issuance and are revalued at fair value from period to period with the resulting change in value included in other income (expense). The fair value of these financial instruments is discussed in Notes 4 and 8.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Tenant improvement costs are depreciated over the shorter of the life of the lease or their economic life, and equipment, computer software and furniture and fixtures are depreciated over three to five years.

Debt Issuance Costs

As discussed in Note 3 below, the debt issuance costs relate to fees paid in the form of cash and warrants to secure a firm commitment to borrow funds. These fees are being amortized over the life of the related loan using the effective interest method.

Financial Instruments with Characteristics of Both Equity and Liabilities

The Company has issued certain financial instruments, including warrants to purchase Common Stock and rights to purchase shares of Series A-3 Preferred, which have the characteristics of both equity and liabilities. These instruments were evaluated to be classified as liabilities at the time of issuance and are revalued at fair value from period to period with the resulting change in value included in other income (expense). The fair value of these financial instruments is discussed in Notes 4, 6 and 8.

Clinical Study Activities and Other Expenses from Third-Party Contract Research Organizations

A significant amount of the Company’s research and development activities related to clinical study activity are conducted by various third parties, including contract research organizations, which may also provide contractually defined administration and management services. Expense incurred for these contracted activities are based upon a variety of factors, including actual and estimated patient enrollment rates, clinical site initiation activities, labor hours and other activity-based factors. On a regular basis, the Company’s estimates of these costs are reconciled to actual invoices from the service providers and adjustments are made accordingly.

Pursuant to a clinical trial research agreement with the German High-Grade Lymphoma Study Group, the Company agreed to provide support for a Phase 3 trial of Marqibo in elderly patients with newly diagnosed aggressive NHL conducted in Germany. Under the terms of the agreement, the Company is obligated to provide supplies of Marqibo for the study as well as funding for a portion of the total financial costs of the study. These costs are based upon the achievement of certain milestones related to patient enrollment and data provision. These payments are accrued for upon the achievement of patient enrollment and data provision milestones or when the achievement of such milestones becomes probable. Milestone payments are expensed in the period the milestone is reached. Per the terms of the agreement, the Company recorded $0.6 million in research and development expense in connection with the enrollment of the 150th patient, which occurred in March 2013. In total, the Company recorded $0.4 million and $1.1 million in research and development expense in connection with the Phase 3 trial for the three and six months ended June 30, 2013, respectively. The Company is required to make ongoing payments to the German High-Grade Lymphoma Study Group based on the enrollment of patients during the trial. These payments constitute a substantial portion of the total study costs and are estimated to be €6.6 million (or $8.6 million) over the course of the trial. Additionally, the Company is obligated to make a one-time milestone payment of €0.1 million (or $0.2 million) upon the delivery of the 2013 Annual Safety Report, which the Company expects to receive in December 2013.

The Company also entered into an agreement with Mayo Clinic pursuant to which Mayo Clinic is sponsoring and conducting a Phase 2 clinical trial of the Company’s MTL product candidate. The Company’s primary obligation is limited to the provision of MTL for patients enrolled in the study. The Company recorded less than $0.1 million in research and development expense in connection with the Phase 2 clinical trial for the three and six months ended June 30, 2013, respectively. In April 2013, the Mayo Clinic closed enrollment in the clinical trial after enrolling 27 subjects.

In July 2011, the National Cancer Institute enrolled the first patient in an open-label Phase 1 dose-escalation trial of Marqibo in children and adolescents with solid tumors and hematologic malignancies, including ALL, being conducted at the NCI in Bethesda, MD. The primary objective of this Phase I clinical trial, which is an investigator-sponsored study, is to determine the maximum tolerated dose. Per the terms of the clinical trial agreement, the Company’s obligations are limited to the provision of Marqibo during the study. No amounts have been accrued as of June 30, 2013 in connection with this arrangement.

In November 2011, the Company entered into an agreement with Pharmaceutical Research Associates (PRA), Inc., a global clinical research organization, to initiate its global Phase 3 confirmatory study of Marqibo, named HALLMARQ, in the treatment of patients 60 years of age or older with newly diagnosed ALL. The November 2011 agreement was subsequently amended to reduce the scope of PRA’s services. The U.S. portion of the clinical trial is primarily being conducted by the Company, while PRA has conducted an international site feasibility study. The Company also entered into an agreement with PPD, a leading global contract research organization providing drug discovery, development, and lifecycle management services, to administer central laboratory services for HALLMARQ. The Company recorded $0.3 million and $0.7 million in research and development expense in connection with the HALLMARQ trial for the three and six months ended June 30, 2013, respectively.

In March 2012, the Company entered into an investigator-initiated clinical trial research agreement with The University of Texas M.D. Anderson Cancer Center, whereby the Company agreed to provide Marqibo to study the safety and efficacy of Marqibo in certain clinical trial research entitled “Hyper-CVAD with Liposomal Vincristine (Hyper-CMAD) in Acute Lymphoblastic Leukemia.” The study is designed to evaluate whether intensive chemotherapy (Hyper-CVAD therapy) given in combination with Marqibo, in addition to rituximab for patients who are CD20 positive and/or imatinib or dasatinib for patients with the Philadelphia (Ph) chromosome, can effectively treat ALL or lymphoblastic lymphoma. The Company is required to make payments contingent upon the achievement of certain patient enrollment milestones. No patients have been enrolled as of June 30, 2013.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The Company has adopted a Black-Scholes-Merton model to estimate the fair value of stock options issued and the resultant expense is recognized in the operating expense for each reporting period. Refer to Note 5 for further information regarding the required disclosures related to share-based compensation.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Computation of Net Gain/(Loss) per Common Share

Basic net gain or loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted net income per share is calculated using the Company’s weighted-average outstanding common shares including the dilutive effect of stock awards as determined under the treasury stock method and the dilutive effect of convertible preferred stock as determined under the if converted method. Diluted net loss per common share is the same as basic net loss per common share, since potentially dilutive securities from stock options, stock warrants and restricted stock would have an anti-dilutive effect because the Company incurred a net loss during each period presented. Refer to Note 7.

NOTE 3. FACILITY AGREEMENT

On October 30, 2007, the Company entered into a Facility Agreement (the “Facility Agreement”) with certain affiliates of Deerfield Management (collectively, “Deerfield”), pursuant to which Deerfield agreed to loan to the Company up to $30 million. The Facility Agreement requires, among other things, that the Company comply with all regulatory agency requirements and the provisions of the Company’s license agreements. The Company is also prohibited from disposing of certain assets related to certain product candidates the Company is currently developing. In accordance with and upon entering into the Facility Agreement, the Company paid a loan commitment fee of $1.1 million to Deerfield. The Company has drawn down an aggregate of $27.5 million since October 30, 2007, of which the entire amount was outstanding at June 30, 2013. There are no additional draws available under the Facility Agreement. The effective interest rate on the $27.5 million notes payable, including discount on debt, is approximately 14.5%. As of June 30, 2013, the Company accrued $0.7 million in interest payable, which was paid in July 2013. In connection with the Facility Agreement, the Company recorded interest expense (including amortization of discount on debt and debt issuance costs) of $0.9 million and $1.9 million for the three and six months ended June 30, 2012, respectively. Additionally, the Company recorded interest expense (including amortization of discount on debt and debt issuance costs) of $1.0 million and $1.9 million for the three and six months ended June 30, 2013, respectively. Pursuant to a Security Agreement dated October 30, 2007, the Company’s obligations under the Facility Agreement are secured by all of its assets.

The fair value of the loan payable as of June 30, 2013 was $19.2 million. This fair value measurement is classified as Level 3 because such measurement is based upon unobservable inputs that reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the fair value of the liability.

First Amendment to the Facility Agreement

Under the original terms of the Facility Agreement, all outstanding indebtedness was required to be repaid in full on October 30, 2013. However, on June 7, 2010, the Company and Deerfield entered into an amendment to the Facility Agreement that, among other terms, extended the maturity date of the outstanding principal to June 30, 2015. In accordance with FASB ASC Topic 470, Debt, a debt modification is considered extinguishment if the present values, calculated using the pre-modification effective interest rate, of pre- and post-modification cash flows exceeds 10%. The Company deemed this modification unsubstantial as the change in the present value of cash flows related to the payment of interest and principal was less than 10%.

Second Amendment to the Facility Agreement

In connection with the entry into the 2012 Investment Agreement, on January 9, 2012, the Company and Deerfield entered into a Second Amendment to Facility Agreement (the “Second Amendment to Facility Agreement”). Among other items, pursuant to the Second Amendment to Facility Agreement, the Company agreed to satisfy its obligation under the Facility Agreement to make quarterly interest payments for the quarters ended December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, by issuing a whole number of shares of Series A-2 Preferred determined by dividing the amount of the interest payments payable to each Deerfield affiliate for each quarterly period by $100. The Company evaluated this debt modification pursuant to FASB ASC Topic 470, and deemed this modification unsubstantial. Since the pre- and post-modification debt can be prepaid at the Company’s option at any time without penalty, the impact was limited to the difference between the fair values of the Series A-2 Preferred issued to settle accrued interest and future interest payments, which was less than 10% of the carrying value of debt as of January 9, 2012.

On January 9, 2012, in accordance with the terms of the Second Amendment to Facility Agreement, the Company satisfied its interest payment obligation in the aggregate amount of $0.7 million for the quarter ended December 31, 2011, by issuing an aggregate of 6,826 shares of Series A-2 Preferred to Deerfield and paying cash in lieu of fractional shares in the aggregate amount of $153.42. On March 30, 2012, the Company satisfied its interest payment obligation in the aggregate amount of $0.7 million for the quarter ended March 31, 2012, by issuing an aggregate of 6,752 shares of Series A-2 Preferred to Deerfield and paying cash in lieu of fractional shares in the aggregate amount of $132.19. On June 29, 2012, the Company satisfied its interest payment obligation in the aggregate amount of $0.7 million for the quarter ended June 30, 2012, by issuing an aggregate of 6,752 shares of Series A-2 Preferred to Deerfield and paying cash in lieu of fractional shares in the aggregate amount of $132.19. On September 28, 2012, the Company satisfied its interest payment obligation in the aggregate amount of $0.7 million for the quarter ended September 30, 2012, by issuing an aggregate of 6,826 shares of Series A-2 Preferred to Deerfield and paying cash in lieu of fractional shares in the aggregate amount of $153.42.

Termination of Facility Agreement

In connection with the acquisition of the Company by Spectrum on July 17, 2013, Spectrum issued 3.0 million shares of its common stock to Deerfield, valued at approximately $26.3 million (based upon the closing price of $8.77 on the NASDAQ stock market on July 16, 2013), in exchange for the cancellation of all of the outstanding indebtedness under the Facility Agreement, dated October 30, 2007, as amended on June 7, 2010 and January 9, 2012. Refer to Note 15, “Subsequent Events.”

Discount on Debt. The Company issued certain warrants to Deerfield as part of the Facility Agreement. The fair value of these warrants when issued was $6.0 million. The total value of the warrants was recorded as a discount on the note payable with this discount amortized over the life of the loan agreement, through June 2015. As of June 30, 2013, the remaining debt discount is approximately $2.2 million.

Summary of Notes Payable. From November 1, 2007 through May 20, 2009, the Company drew down $27.5 million of the $30.0 million in total loan proceeds available under the Facility Agreement. The Company is not required to pay back any portion of the principal amount until June 30, 2015. The table below is a summary of the change in carrying value of the notes payable, including the discount on debt for the six months ended June 30, 2013 and 2012 and twelve months ended December 31, 2012:

($ in thousands)	Carrying Value at January 1,	Gross Borrowings Incurred	Debt Discount Incurred	Amortized Discount	Carrying Value at June 30,
2013
Notes payable	$27,500	$—	$—	$—	$27,500
Discount on debt	(2,667)	—	—	462	(2,205)

Carrying value	$24,833				$25,295

($ in thousands)	Carrying Value at January 1,	Gross Borrowings Incurred	Debt Discount Incurred	Amortized Discount	Carrying Value at June 30,
2012
Notes payable	$27,500	$—	$—	$—	$27,500
Discount on debt	(3,467)	—	—	394	(3,073)

Carrying value	$24,033				$24,427

($ in thousands)	Carrying Value at January 1,	Gross Borrowings Incurred	Debt Discount Incurred	Amortized Discount	Carrying Value at December 31,
2012
Notes payable	$27,500	$—	$—	$—	$27,500
Discount on debt	(3,467)	—	—	800	(2,667)

Carrying value	$24,033				$24,833

The table below is a summary of the debt issuance costs and changes during the six months ended June 30, 2013 and 2012 and twelve months ended December 31, 2012:

(In thousands)	Deferred Transaction Costs on January 1,	Period Amortized Deferred Transaction Costs	Deferred Transaction Costs on June 30,
2013
Debt issuance costs	$517	$(91)	$426

(In thousands)	Deferred Transaction Costs on January 1,	Period Amortized Deferred Transaction Costs	Deferred Transaction Costs on June 30,
2012
Debt issuance costs	$751	$(129)	$622

(In thousands)	Deferred Transaction Costs on January 1,	Period Amortized Deferred Transaction Costs	Deferred Transaction Costs on December 31,
2012
Debt issuance costs	$751	$(234)	$517

NOTE 4. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Private Placement of Preferred Stock

2010 Investment Agreement

On June 7, 2010, the Company entered into an Investment Agreement (the “2010 Investment Agreement”), with Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (collectively, “Warburg Pincus”) and Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Special Situations Fund International Limited (collectively, “Deerfield,” and together with Warburg Pincus, the “Purchasers”). Pursuant to the terms of the agreement, on June 7, 2010, the Company issued and sold to the Purchasers an aggregate of 400,000 shares of Series A-1 Preferred at a per share purchase price of $100 for an aggregate purchase price of $40 million.

The 2010 Investment Agreement required that the Company seek approval of its stockholders to amend the Company’s certificate of incorporation to: (i) increase the authorized number of shares of Common Stock, (ii) effect a reverse split of its Common Stock at a ratio to be agreed upon with the Purchasers, and (iii) provide that the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding Common Stock and preferred stock, voting together as one class, notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law (collectively, the “2010 Stockholder Approval”). The 2010 Stockholder Approval was obtained at a special meeting of the Company’s stockholders on September 2, 2010. As a result of the Company obtaining the 2010 Stockholder Approval and filing the related certificate of amendment to its certificate of incorporation with the Secretary of State of Delaware on September 7, 2010, the Company and the Purchasers conducted a second closing under the 2010 Investment Agreement on September 10, 2010 (the “Second Closing”), resulting in the issuance of an additional 12,562 shares of Series A-1 Preferred in satisfaction of the accretion that had accrued on the original 400,000 shares since June 7, 2010 based upon an initial accretion rate of 12% per annum.

The 2010 Investment Agreement also provided that the Purchasers had the right, but not the obligation, to make additional purchases of shares of the Company’s preferred stock. However, such right was eliminated pursuant to an amendment to the 2010 Investment Agreement that the Company entered into with the Purchasers in connection with its entry into a second Investment Agreement dated January 9, 2012 (the “2012 Investment Agreement”), the terms of which are discussed below under the caption “2012 Investment Agreement.”

2012 Investment Agreement

On January 9, 2012, the Company and the Purchasers entered into the 2012 Investment Agreement. Pursuant to the terms of the agreement, on January 9, 2012, the Company issued and sold to the Purchasers an aggregate of 110,000 shares of Series A-2 Preferred at a per share purchase price of $100 for an aggregate purchase price of $11 million. The 2012 Investment Agreement also provides that, until the first anniversary of the Company’s receipt of marketing approval from the FDA for any of its product candidates, Warburg Pincus may elect to purchase, and Deerfield may elect to participate in the purchase of, up to 600,000 shares of Series A-3 Preferred at a purchase price of $100 per share for an aggregate purchase price of $60 million, in one or more tranches of at least 50,000 shares of Series A-3 Preferred per tranche (such minimum number of shares per tranche, the “Minimum Series A-3 Additional Investment”). In the event of a liquidation, change of control, or sale of substantially all of the Company’s assets, that occurs prior to the issuance of the maximum number of shares of Series A-3 Preferred that are issuable under the agreement, the 2012 Investment Agreement provides that the Purchasers may elect to receive an amount equal to the excess of the fair market value of the unissued shares of Series A-3 Preferred over the aggregate purchase price of such shares, as if the Purchasers had purchased such shares of Series A-3 Preferred immediately prior to such liquidation, change of control, or sale of substantially all of the Company’s assets. As of June 30, 2013, the total amount payable to the Purchasers upon liquidation of the Company was approximately $87.7 million, and the total amount payable upon a change of control or sale of substantially all of the Company’s assets was approximately $136 million. Refer to Note 15, “Subsequent Events,” for additional details surrounding the merger consideration received by the Purchasers in connection with the acquisition of the Company by Spectrum Pharmaceuticals, Inc. on July 17, 2013.

Because the number of authorized shares of Common Stock was insufficient to allow for complete conversion of all Series A-2 Preferred and Series A-3 Preferred, the 2012 Investment Agreement required the Company to seek an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of its Common Stock from 350 million to 600 million (the “2012 Stockholder Approval”). To be approved, the proposal required the affirmative vote of the holders of a majority of (i) the outstanding shares of the Company’s capital stock voting together as a single class, and (ii) the outstanding shares of the Company’s Series A-1 Convertible Preferred Stock voting as a separate class. The 2012 Stockholder Approval was obtained at a special meeting of the Company’s stockholders on April 5, 2012. Following receipt of the 2012 Stockholder Approval, the Company filed the related certificate of amendment to its certificate of incorporation (the “Charter Amendment”) with the Secretary of State of Delaware on April 5, 2012.

By effecting the Charter Amendment on or before July 9, 2012, the terms of the Series A-2 Preferred and any shares of Series A-3 Preferred that may be issued in the future pursuant to the 2012 Investment Agreement will remain more Company-favorable than the adjusted terms that would have taken effect after July 9, 2012 if the Charter Amendment had not yet been effected. In addition, while the Company did not previously have a sufficient number of authorized shares of Common Stock available for issuance upon conversion of the entire 600,000 shares of Series A-3 Preferred that are issuable under the 2012 Investment Agreement, the increase in the number of authorized shares pursuant to the Charter Amendment will allow the Company to fully satisfy the conversion rights of the Series A-3 Preferred.

Amendment to 2012 Investment Agreement; Additional Investments. On July 3, 2012, the Company and the Purchasers entered into Amendment No. 1 to the 2012 Investment Agreement, pursuant to which the Minimum Series A-3 Additional Investment was reduced from 50,000 shares of Series A-3 Preferred to 30,000 shares of Series A-3 Preferred. Also on July 3, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the purchasers an aggregate of 30,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $3.0 million. On August 17 and November 14, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the investors 60,000 shares and 30,000 shares, respectively, of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $9.0 million. In addition, on January 11, 2013, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the investors an aggregate of 60,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $6.0 million.

Acquisition by Spectrum Pharmaceuticals, Inc.

Conversion of Outstanding Preferred Stock and Waiver of Rights

On July 17, 2013, immediately prior to the closing of the acquisition by Spectrum, the Purchasers converted all of their shares of the Company’s Series A-1, Series A-2 and Series A-3 Convertible Preferred Stock owned by them into shares of Common Stock in accordance with the terms of the certificate of designation for each applicable series of Preferred Stock. The conversion of the shares of the Preferred Stock by the Purchasers was accomplished in accordance with the terms of a Waiver Agreement dated as of July 16, 2013, among the Company and the Purchasers (the “Waiver Agreement”). Pursuant to the Waiver Agreement, the Purchasers agreed to convert all of their shares of Preferred Stock into shares of Common Stock at the applicable conversion prices for each series of Preferred Stock. Further, the Purchasers agreed to waive, among other rights, all of their rights to receive (i) the liquidation preference to which they would otherwise have been entitled under the terms of the Preferred Stock, (ii) accelerated accretion with respect to their Preferred Stock through the fifth anniversary of the issuance of such shares, and (iii) an additional payment upon a change of control transaction relating to the value of the shares of Series A-3 Preferred Stock that remained available for purchase by such holders pursuant to that certain 2012 Investment Agreement. Instead, for each share of Common Stock sold by the Purchasers to Eagle, a wholly-owned subsidiary of Spectrum, pursuant to the Stockholder Purchase Agreement, the Purchasers received the same per share consideration as all other holders of Common Stock are entitled to receive in the merger.

Termination of Investment and Registration Rights Agreements

In connection with the acquisition of the Company by Spectrum, the following agreements were terminated (each as amended to date): (i) the 2012 Investment Agreement, (ii) the 2010 Investment Agreement, and (ii) the Registration Rights Agreement, dated June 7, 2010, as amended on September 10, 2010 by and among the Company and the Purchasers (the “2010 Registration Rights Agreement”). Refer to Note 15, “Subsequent Events.”

Terms of the Preferred Shares

Series A-1 Preferred

Following receipt of the 2010 Stockholder Approval, the Company and the Purchasers conducted a second closing under the 2010 Investment Agreement on September 10, 2010. As a result of the Second Closing, the terms of the Series A-1 Preferred were adjusted to have the following material terms:

•	the stated value of the Series A-1 Preferred Stock, initially $100 per share, accretes at a rate of 9% per annum for a five-year term, compounded quarterly, and following such five-year term, the holders are thereafter entitled to cash dividends at 9% of the accreted stated value per annum, payable quarterly;

•	each share of Series A-1 Preferred Stock is convertible into shares of the Company’s Common Stock at a conversion price of $0.736 per share;

•	upon a liquidation of the Company, holders of the Series A-1 Preferred would be entitled to receive a liquidation preference per share equal to the greater of (i) 100% of the then-accreted value of the Series A-1 Preferred and (ii) the amount which the holder would have received if the Series A-1 Preferred Stock had been converted into Common Stock immediately prior to the liquidation. Similar rights would apply upon any change of control or sale of substantially all of the Company’s assets (although the liquidation preference would be calculated assuming the liquidation occurred on the fifth anniversary of the date of issuance).

During the period prior to the Second Closing, the Series A-1 Preferred was subject to the following initial terms:

•	the stated value of the Series A-1 Preferred, initially $100 per share, accreted at a rate of 12% per annum;

•	each share of Series A-1 Preferred was convertible into shares of the Company’s Common Stock at a conversion price of $0.5152 per share, subject to the limitation on the number of shares of Common Stock then available for issuance;

•	the Series A-1 Preferred was redeemable at the holders’ election any time after December 7, 2010, at a redemption price equal to the greater of (i) 250% of the then-accreted value of the Series A-1 Preferred Stock, plus any unpaid dividends accrued thereon and (ii) market value of Common Stock shares the holder would receive if the Series A-1 Preferred Stock are converted into Common Stock immediately prior to the redemption; and

•	upon a liquidation of the Company, holders of the Series A-1 Preferred would have been entitled to receive a liquidation preference per share equal to the greater of (i) 250% of the then-accreted value of the Series A-1 Preferred and (ii) the amount which the holder would have received if the Series A-1 Preferred Stock had been converted into Common Stock immediately prior to the liquidation. Similar rights would have applied upon any change of control or sale of substantially all of the Company’s assets (although the liquidation preference would have been calculated assuming the liquidation occurred on the seventh anniversary of the date of issuance).

Series A-2 Preferred

As a result of the Company obtaining the 2012 Stockholder Approval, the Series A-2 Preferred is subject to the following material terms, among others:

•	The conversion price of the Series A-2 Preferred is initially $0.30 per share (subject to adjustment in certain circumstances);

•	The stated value of each share of Series A-2 Preferred accretes at a rate of 9% per annum, compounded quarterly, for a five-year term; thereafter, cash dividends are payable at a rate of 9% of the accreted stated value per annum, payable quarterly;

•	Upon the occurrence and during the continuance of certain material breaches by the Company of its obligations under the 2012 Investment Agreement, the amended and restated certificate of designation filed with the Secretary of State of Delaware on January 9, 2012 (the “Series A-2 Certificate”), and related transaction agreements (referred to in the Series A-2 Certificate as “special triggering events”), the accretion rate and the dividend rate on the Series A-2 Preferred will increase by 3% per annum, compounded quarterly; and

•	Upon any liquidation of the Company, holders of the Series A-2 Preferred are entitled to receive a liquidation preference per share equal to the greater of (i) 100% of the then-accreted value of the Series A-2 Preferred and (ii) the amount that the holder would have received if the Series A-2 Preferred had been converted into Common Stock at the conversion price immediately prior to the liquidation. Similar rights would apply upon any change of control or sale of substantially all of the Company’s assets (although the liquidation preference would be calculated assuming the liquidation occurred on the fifth anniversary of the date of issuance).

Series A-3 Preferred

Pursuant to the terms of the 2012 Investment Agreement, the Purchasers have the right, but not an obligation, to purchase up to 600,000 shares of Series A-3 Preferred, at a purchase price of $100 per share, at any time until the first anniversary of the Company’s receipt of marketing approval from the FDA for any of its product candidates. As a result of the Company’s receipt of approval from the FDA to market Marqibo on August 9, 2012, the Purchasers’ right to purchase additional shares of Series A-3 Preferred expires on August 9, 2013. As noted above, on July 3, 2012, the Company and the Purchasers entered into Amendment No. 1 to the 2012 Investment Agreement, pursuant to which the Minimum Series A-3 Additional Investment was reduced from 50,000 to 30,000 shares of Series A-3 Preferred. Also on July 3, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the purchasers an aggregate of 30,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $3.0 million. On August 17 and November 14, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the investors 60,000 shares and 30,000 shares, respectively, of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $9.0 million. In addition, on January 11, 2013, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the investors an aggregate of 60,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $6.0 million. The terms of the Series A-3 Preferred are substantially identical to the terms of the Series A-1 Preferred and the Series A-2 Preferred except that the initial conversion price applicable to the Series A-3 Preferred is $0.35 per share (compared to $0.736 for the Series A-1 Preferred and $0.30 for the Series A-2 Preferred). The Series A-3 Preferred, with respect to both dividend rights and rights upon a liquidation, change of control, or sale of substantially all of the Company’s assets, ranks senior to all junior stock, including the Company’s Common Stock, and on parity with all parity stock, including the Series A-1 Preferred and Series A-2 Preferred. In addition, in the event of a liquidation, change of control, or sale of substantially all of the Company’s assets that occurs prior to the issuance of the maximum number of shares of Series A-3 Preferred that are issuable under the 2012 Investment Agreement, the Purchasers will be entitled to receive an amount equal to the excess of the fair market value of the unissued shares of Series A-3 Preferred over the aggregate purchase price of such shares, as further described above.

Accounting Treatment

Series A-1 Preferred

Due to certain contingent redemption features of this instrument, the Company classified the 400,000 shares of Series A-1 Preferred sold on June 7, 2010 in the mezzanine section (between equity and liabilities) on the accompanying balance sheet. The Company allocated the proceeds from the June 2010 financing between Series A-1 Preferred and the Purchasers’ rights to purchase additional shares of Series A-1 and A-2 Preferred in connection with the Additional Investments and Subsequent Investments (see below). The Company recorded the residual value of the Series A-1 Preferred as $29.9 million on June 7, 2010, net of transaction costs of $1.4 million and $8.7 million allocated to the rights to purchase Series A-1 and Series A-2 Preferred in the future. When the 400,000 shares of Series A-1 Preferred were issued on June 7, 2010, approximately 121,000 shares were convertible due to the limited remaining authorized shares of Common Stock available for conversion. Following receipt of the 2010 Stockholder Approval, the remaining 279,000 shares of Series A-1 Preferred became convertible at the Second Closing.

At the Second Closing on September 10, 2010, the Company issued an additional 12,562 shares of Series A-1 Preferred to the Purchasers in satisfaction of the accretion to the stated value of the Series A-1 Preferred from June 7, 2010, when the shares were issued through the Second Closing. The carrying value of the Series A-1 Preferred was increased by the estimated fair value of these shares on September 10, 2010, which was $0.7 million. The Company reduced stockholder’s equity by the same amount. All of these additional shares of Series A-1 Preferred were convertible upon issuance. As of June 30, 2013, the outstanding shares of Series A-1 Preferred, including total value accreted since the issuance date of such shares were convertible into approximately 72.0 million shares of Common Stock.

Series A-2 Preferred Issued on January 9, 2012

On January 9, 2012, the Company issued and sold to the Purchasers an aggregate of 110,000 shares of Series A-2 Preferred at a per share purchase price of $100 for an aggregate purchase price of $11.0 million. Pursuant to the Second Amendment to Facility Agreement, on the same date, the Company also issued 6,826 shares of Series A-2 Preferred to Deerfield to settle interest accrued as of and for the quarter ended December 31, 2011. Due to certain contingent redemption features of this instrument, the Company classified the 116,826 shares of Series A-2 Preferred sold on January 9, 2012 in the mezzanine section (between equity and liabilities) on the accompanying balance sheet. Total proceeds received on January 9, 2012 pursuant to the 2012 Investment Agreement and Second Amendment to Facility Agreement (collectively, “January 2012 financing”) are equal to the sum of (a) $11.0 million of cash received, (b) fair value of eliminated rights to purchase Series A-1 and A-2 Preferred of $2.8 million, and (c) settled interest accrued under the Facility Agreement for the quarter ended December 31, 2011 of $0.7 million. The Company allocated the proceeds from the January 2012 financing between Series A-2 Preferred and the Purchasers’ rights to purchase up to 600,000 shares of Series A-3 Preferred. The Company recorded the residual value of the Series A-2 Preferred as $3.3 million on January 9, 2012, net of transaction costs of $0.8 million and $10.3 million allocated to the rights to purchase Series A-3 Preferred.

Series A-2 Preferred Issued to Settle Interest Payments to Deerfield

In connection with the entry into the 2012 Investment Agreement on January 9, 2012, the Company entered into a Second Amendment to Facility Agreement pursuant to which, among other things, the Company agreed to satisfy its obligation under the Facility Agreement to make quarterly interest payments for the quarters ended December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, by issuing a whole number of shares of Series A-2 Preferred determined by dividing the amount of the interest payments payable to each Deerfield entity for each quarterly period by $100. Accordingly, as described above, the Company issued an aggregate of 6,826 shares of Series A-2 Preferred to Deerfield in satisfaction of interest accrued under the Facility Agreement for the quarter ended December 31, 2011. As noted above, the fair value of the interest settled was included in the total proceeds allocated between the Series A-2 Preferred and the Purchasers’ rights to purchase up to 600,000 shares of Series A-3 Preferred. On March 30, 2012, the Company issued an aggregate of 6,752 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended March 31, 2012. The Company recorded the book value of interest settled, net of cash payment in lieu of fractional shares, to the Series A-2 Preferred, which was $0.7 million. On June 29, 2012, the Company issued an aggregate of 6,752 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended June 30, 2012. The Company recorded the book value of interest settled, net of cash payment in lieu of fractional shares, to the Series A-2 Preferred, which was $0.7 million. On September 28, 2012, the Company issued an aggregate of 6,826 shares of Series A-2 Preferred in satisfaction of interest accrued under the Facility Agreement for the quarter ended September 30, 2012. The Company recorded the book value of interest settled, net of cash payment in lieu of fractional shares, to the Series A-2 Preferred, which was $0.7 million.

As of June 30, 2013, the outstanding shares of Series A-2 Preferred, including total value accreted since the issuance date of such shares, were convertible into approximately 51.8 million shares of Common Stock.

Series A-3 Preferred

On July 3, 2012, the Company issued and sold to the Purchasers an aggregate of 30,000 shares of Series A-3 Preferred at a per share purchase price of $100 for an aggregate purchase price of $3.0 million. Additionally, on August 17 and November 14, 2012, pursuant to the terms of the 2012 Investment Agreement, as amended, the Company issued and sold to the Purchasers 60,000 shares and 30,000 shares, respectively, of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $9.0 million. Due to certain contingent redemption features of this instrument, the Company classified the 120,000 shares of Series A-3 Preferred sold on July 3, 2012, August 17, 2012, and November 14, 2012 in the mezzanine section (between equity and liabilities) on the accompanying balance sheet. The Company recorded the residual value of the Series A-3 Preferred as $11.9 million, net of transaction costs of $0.1 million. In addition, on January 11, 2013, the Company issued and sold to the Purchasers 60,000 shares of Series A-3 Preferred at a price per share of $100, for aggregate gross proceeds of $6.0 million. The Company recorded the residual value of the Series A-3 Preferred as $5.9 million, net of transaction costs of $0.02 million. As of June 30, 2013, the outstanding shares of Series A-3 Preferred, including total value accreted since the issuance date of such shares, were convertible into approximately 54.8 million shares of Common Stock.

Rights to Purchase Series A-1 and A-2 Preferred Stock

The Company determined that the Purchasers’ rights to purchase future shares of Series A-1 and A-2 Preferred Stock in connection with the Additional and Subsequent Investments under the 2010 Investment Agreement were freestanding instruments that are required to be classified as liabilities and carried at fair value. The treatment of these instruments as a liability was due to certain redemption features of the underlying Preferred Stock. As discussed above, these rights were eliminated on January 9, 2012 pursuant to an amendment to the 2010 Investment Agreement that the Company entered into with the Purchasers in connection with the 2012 Investment Agreement.

Prior to its amendment on January 9, 2012, the 2010 Investment Agreement provided that the Purchasers had the right, but not the obligation, to make additional investments in the Company as follows:

•	at any time prior to the date the Company receives marketing approval from the FDA for the first of its product candidates (“Marketing Approval Date”), the Purchasers were entitled to purchase up to an additional 200,000 shares of Series A-1 Preferred Stock at a purchase price of $100 per share for an aggregate purchase price of $20 million (“Additional Investment”); and

•	at any time beginning 15 days and within 120 days following the Marketing Approval Date, the Purchasers were entitled to purchase up to an aggregate of 400,000 shares of Series A-2 Convertible Preferred Stock at the stated value of $100 per share for an aggregate purchase price of $40 million (“Subsequent Investment”).

The value of the option to make Additional Investments and Subsequent Investments (see above) is estimated directly from the Black-Scholes-Merton model output. Changes in the market price of the Common Stock would result in a change in the value of the option and impact the statement of operations. For example, a 10% increase in the market price of the Common Stock would cause the fair value of the warrants and the warrant liability to increase by approximately 10%.

The following table summarizes the fair value of the Purchasers’ rights to purchase additional shares of Series A-1 and Series A-2 Preferred Stock as of January 9, 2012 and the changes in the valuation in the period then ended.

(In thousands)	Fair value at January 1,	Revaluation of rights increase	Elimination of rights(1)	Fair value at January 9,
2012
Rights to purchase preferred stock	$1,772	$1,007	$(2,779)	$—

(1)	The amendment to the 2010 Investment Agreement, executed concurrently with the 2012 Investment Agreement, terminated the Purchasers’ rights to purchase up to 200,000 shares of Series A-1 and up to 400,000 shares of Series A-2 Preferred Stock at $100 per share. The right was accounted for as a freestanding financial instrument liability and was re-measured to fair value at the end of each reporting period with the changes in fair value recognized in the Company’s statement of operations. This right was replaced with the Purchasers’ rights to purchase Series A-3 shares as noted below.

The following table summarizes the assumptions used in applying the Black-Scholes-Merton option pricing model to determine the fair value of the liability related to the rights to purchase additional shares of Series A-1 Preferred and Series A-2 Preferred on January 9, 2012:

January 9, 2012
Rights to purchase future shares of Series A-1 and A-2 Preferred
Risk-free interest rate	0.04%
Expected life (in years)	0.42
Volatility	1.20
Dividend Yield	8.8%
Probability of FDA Approval	33%

Rights to Purchase Series A-3 Preferred Stock

The 2012 Investment Agreement provides that, from the date of such agreement until the first anniversary of the Company’s receipt of marketing approval from the FDA for any of its product candidates, the Purchasers have the right, but not the obligation, to purchase up to an additional 600,000 shares of Series A-3 Preferred at a purchase price of $100 per share. As a result of the Company’s receipt of approval from the FDA to market Marqibo on August 9, 2012, the Purchasers’ right to purchase additional shares of Series A-3 Preferred expires on August 9, 2013.

In accordance with FASB ASC Topic 480, Distinguishing Liabilities from Equity, the Company determined that the Purchasers’ rights to purchase future shares of Series A-3 Preferred are freestanding instruments that are required to be classified as liabilities and carried at fair value. The treatment of these instruments as a liability was due to certain redemption features of the underlying Preferred Stock. The value of the option to purchase additional shares of Series A-3 Preferred is estimated directly from the Black-Scholes-Merton model output.

The Company recognized $18.1 million in total net losses related to the revaluation of the rights to purchase shares of Series A-3 Preferred during the twelve months ended December 31, 2012. The Company recognized $4.7 million in net gains and $79.2 million in net losses in connection with the revaluation of rights to purchase shares of Series A-3 Preferred for the six months ended June 30, 2013 and 2012, respectively. Additionally, the Company recognized $16.3 million in net gains and $55.5 million in net losses in connection with the revaluation of rights to purchase shares of Series A-3 Preferred for the three months ended June 30, 2013 and 2012, respectively. As noted above, on January 11, 2013, the Company sold and issued an aggregate of 60,000 shares of Series A-3 Preferred pursuant to the exercise of investors’ rights granted on January 9, 2012, resulting in a reduction of the fair value of the associated liability by $4.1 million. Changes in the market price of the Common Stock would result in a change in the value of the option and impact the statement of operations. For example, a 10% increase in the market price of the Common Stock would cause the fair value of the warrants and the warrant liability to increase by approximately 10%.

The fair value of the Purchasers’ rights to purchase shares of Series A-3 Preferred as of June 30, 2013 accounted for probability-weighted scenarios in connection with the consummation of a strategic transaction. Weightings reflecting management’s estimates of the likelihood of (1) a strategic transaction closing prior to the August 9, 2013 expiration of the Purchasers’ rights and (2) the exercise, cashless or otherwise, of the Purchasers’ rights in connection with or in the absence of a strategic transaction were applied to the Black-Scholes-Merton option price at the June 30, 2013 valuation date. Such estimates of probability were determined based on facts and circumstances known and knowable as of the valuation date. A heavier weighting towards the consummation of a strategic transaction and exercise of the Purchasers’ rights would result in an increase to the fair value of the derivative instrument. As of June 30, 2013, a scenario-weighted average probability of 50% was applied to the Black-Scholes-Merton option price.

The following table summarizes the fair value of the Purchasers’ rights to purchase shares of Series A-3 Preferred as of June 30, 2013 and 2012 and December 31, 2012 and the changes in the valuation in the six and twelve month periods then ended.

(In thousands)	Fair value Value at January 1,	Reduction of liability due to exercise	Net change in fair value of liabilities loss/(gain)	Fair Value at June 30,
2013
Rights to purchase shares of Series A-3 Preferred Stock	$14,276	$(4,137)	$(4,659)	$5,480

(In thousands)	Fair value Value at January 9, (1)	Reduction of liability due to exercise	Net change in fair value of liabilities loss/(gain)	Fair Value at June 30,
2012
Rights to purchase shares of Series A-3 Preferred Stock	$10,307	$—	$79,156	$89,463

(In thousands)	Fair value Value at January 9, (1)	Reduction of liability due to exercise	Net change in fair value of liabilities loss/(gain)	Fair Value at December 31,
2012
Rights to purchase shares of Series A-3 Preferred Stock	$10,307	$(14,103)	$18,072	$14,276

(1)	The initial valuation date of the option to purchase shares of Series A-3 Preferred is the date of the execution of the 2012 Investment Agreement with the Purchasers, or January 9, 2012.

The following table summarizes the assumptions used in applying the Black-Scholes-Merton option pricing model to determine the fair value of the liability related to the rights to purchase shares of Series A-3 Preferred during the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Rights to purchase shares of Series A-3 Preferred Stock
Risk-free interest rate	0.02%	0.17%	0.02 – 0.08%	0.04 – 0.17%
Expected life (in years)	0.11	0.58	0.11 – 0.36	0.20 – 0.58
Volatility	0.76	1.20	0.76 – 0.95	1.20
Dividend Yield	9.0%	8.8%	8.9 – 9.0%	8.80 – 8.90%
Probability of FDA Approval(1)	N/A	75%	N/A	33 – 75%

(1)	Prior to the receipt of FDA approval for Marqibo, the valuation of the rights to purchase shares of Series A-3 Preferred was partially conditioned upon the likelihood of successful FDA approval. As such, a weighting reflecting management’s estimates of the probability of successful FDA approval was applied to the preliminary Black-Scholes-Merton option price at each valuation date. Following receipt of FDA approval for Marqibo, this input was eliminated from the Black-Scholes-Merton valuation model used to determine the option price at each valuation date.

Beneficial Conversion Feature

Because the conversion price at which shares of Series A-1, A-2 and A-3 Preferred are convertible into shares of Common Stock was less than the fair value of Common Stock at the respective dates when preferred stock was sold and issued, the in-the-money conversion feature (Beneficial Conversion Feature, or BCF) requires separate recognition and is measured at the intrinsic value (i.e., the amount of the increase in value that holders of Preferred Stock would realize upon conversion based on the value of the conversion shares, including all future potential conversion shares adjusted for accretion to the Preferred Stock, on the commitment date). The BCF is limited to the proceeds allocated to Preferred Stock and is initially recorded as a discount to preferred shares and included as additional paid-in capital. Because there is not a stated redemption date of the shares of the convertible Series A-1, A-2, and A-3 Preferred, the BCF is immediately accreted to the preferred shares as a deemed preferred stock dividend.

•	Series A-1 Preferred: The Company recognized a BCF of $29.9 million related to the shares of Series A-1 Preferred issued on June 7, 2010.

•	Series A-2 Preferred: The Company recognized a BCF of $4.2 million related to the shares of Series A-2 Preferred issued on January 9, 2012 and $0.6 million related to the shares of Series A-2 Preferred issued on March 30, June 29, and September 28, 2012, all of which were accreted to the preferred shares as a deemed preferred stock dividend.

•	Series A-3 Preferred: The Company recognized a BCF of $10.5 million related to the shares of Series A-3 Preferred issued on July 3, 2012, August 17, 2012, and November 14, 2012. Additionally, the Company recognized a BCF of $3.3 million related to the shares of Series A-3 Preferred issued on January 11, 2013.

The aggregate BCF recognized in connection with the issuance of Series A-1, A-2, and A-3 Preferred were all accreted to the preferred shares as a deemed preferred stock dividend and is included in the total value of the Series A Preferred of $53.9 million as of June 30, 2013.

Accretion on Preferred Stock

For the period from June 7, 2010 to September 10, 2010 (the date of the Second Closing under the 2010 Investment Agreement), the 400,000 shares of Series A-1 Preferred accreted value to the stated rate of $100 at an annual rate of 12%, compounded quarterly. Upon the Second Closing, the 412,652 shares of Series A-1 Preferred accreted value to the stated rate of $100 at an annual rate of 9%, compounded quarterly. The total accretable value of the Series A-1 Preferred from the transaction date through June 30, 2013 was $13.0 million, including $1.2 million and $1.1 million for the three months ended June 30, 2013 and 2012, respectively, and $2.3 million and $2.1 million for the six months ended June 30, 2013 and 2012, respectively. The shares of Series A-2 Preferred accreted value to the stated rate of $100 at an annual rate of 9%, compounded quarterly. The total accretable value of the Series A-2 Preferred through June 30, 2013 was $1.8 million, including $0.3 million for the three months ended June 30, 2013 and 2012, respectively, and $0.7 million and $0.5 million for the six months ended June 30, 2013 and 2012, respectively. The shares of Series A-3 Preferred accreted value to the stated rate of $100 at an annual rate of 9%, compounded quarterly. The total accretable value of the Series A-3 Preferred through June 30, 2013 was $1.2 million, including $0.4 million for the three months ended June 30, 2013 and $0.8 million for the six months ended June 30, 2013.

The Company will not recognize the value of the accretion to the preferred stock until such time that it becomes probable that the shares of preferred stock will become redeemable. The accretable value is included, for loss per share purposes only, as a dividend to holders of preferred stock and the loss attributable to holders of Common Stock is increased by the value of the accretion for the period. In total, accretion on preferred stock accounts for $1.9 million and $1.3 million in deemed dividends to holders of preferred stock for the three months ended June 30, 2013 and 2012, respectively, and $3.8 million and $2.6 million in deemed dividends to holders of preferred stock for the six months ended June 30, 2013 and 2012, respectively. Pursuant to the acquisition of the Company by Spectrum on July 17, 2013, the shares of Series A-1, A-2, and A-3 Preferred Stock outstanding immediately prior to the closing of the transaction accreted to the stated rate of $100 at an annual rate of 9%, compounded quarterly, through the closing date of July 17, 2013. No accretion will be recognized subsequent to the July 17, 2013 closing date.

NOTE 5. STOCKHOLDERS’ DEFICIT

As a result of the one-for-four reverse stock split the Company implemented at the close of business on September 10, 2010 (the “Reverse Stock Split”), the number of resulting outstanding shares of Common Stock and share-based compensation awards was determined by dividing the number of outstanding shares and share-based compensation awards by four. The resulting per share exercise price of outstanding stock options and warrants was determined by multiplying the exercise price prior to the Reverse Stock Split by four. All historical share and per share amounts have been adjusted to reflect the Reverse Stock Split.

Sale and Issuance of Common Stock. On July 17, 2013, pursuant to the terms of the Company Purchase Agreement, entered into by and between the Company, Eagle, and Spectrum, the Company sold 20.1 million shares of Common Stock, $0.001 par value, to Eagle at a price per share of $0.37. Eagle paid for the purchased shares by delivery of (i) $0.02 million in cash, an amount equal to the par value of the purchased shares; and (ii) a promissory note in the principal amount of $7.4 million.

Stock Incentive Plans. As of June 30, 2013, the Company had three stockholder approved stock incentive plans under which it grants or has granted options to purchase shares of its Common Stock and restricted stock awards to employees: the 2010 Equity Incentive Plan (the “2010 Plan”), the 2004 Stock Incentive Plan (the “2004 Plan”) and the 2003 Stock Option Plan (the “2003 Plan”). The Board of Directors, or the Chief Executive Officer when designated by the Board, is responsible for administration of the employee stock incentive plans and determines the term, exercise price and vesting terms of each option. In general, stock options issued under the current plans vest over a four-year period, subject to continued employment, and expire ten years from the date of grant. Additionally, the Company maintains the 2006 Employee Stock Purchase Plan (the “2006 Plan”), pursuant to which eligible employees may purchase shares of the Company’s newly-issued Common Stock.

On February 16, 2010, the Company’s Board of Directors adopted the 2010 Plan. Under the 2010 Plan, the Board or a committee appointed by the Board may award nonqualified stock options, incentive stock options, restricted stock, restricted stock units, performance awards, and stock appreciation rights to participants. Officers, directors, employees or non-employee consultants or advisors (including the Company’s subsidiaries and affiliates) are eligible to receive awards under the 2010 Plan. As of June 30, 2013, the total number of shares of Common Stock available for grants of awards to participants under the 2010 Plan was 1.7 million shares. On February 17, 2012, the Company’s Board of Directors adopted an amendment to the 2010 Plan increasing the number of shares of the Company’s Common Stock issuable thereunder from 8.5 million to 10 million. On January 21, 2013, the Company’s Board of Directors adopted an amendment to the 2010 Plan increasing the total number of shares of the Company’s Common Stock issuable thereunder from 10 million to 12.5 million. On January 25, 2013, the Company granted to its employees and non-employee directors stock options to purchase an aggregate of 2.6 million shares of Common Stock under the 2010 Plan. The Company intends for all future stock option awards to be issued under the 2010 Plan, with no additional awards being issued under the 2003 Plan or 2004 Plan.

Stock Options. The following table summarizes information about stock options outstanding at June 30, 2013 and changes in outstanding options in the six months then ended, all of which are at fixed prices:

	Number Of Shares Subject To Options Outstanding (in 000’s)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value ($ in 000’s)
Outstanding January 1, 2013(1)	9,094	$1.02
Options granted	2,630	0.64
Options exercised	—	—
Options cancelled	(601)	0.73

Outstanding June 30, 2013	11,123	$0.94	8.0	$3

Exercisable at June 30, 2013	5,470	$1.20	7.3	$3

(1)	Number of shares subject to options outstanding and the weighted average exercise price per share were adjusted to account for grants that were previously excluded.

The weighted-average grant date fair value of options granted during the three and six months ended June 30, 2013 was $0.51. During each of the three month periods ended June 30, 2013 and 2012, the Company recorded share-based compensation cost from all equity awards to employees of $0.4 million and $0.3 million, respectively. During the six month periods ended June 30, 2013 and 2012, the Company recorded share-based compensation cost from all equity awards to employees of $0.8 million and $0.7 million, respectively.

Employee Stock Purchase Plan. The 2006 Plan allows employees to contribute a percentage of their gross salary toward the semi-annual purchase of shares of Common Stock. The price of each share will not be less than the lower of 85% of the fair market value of Common Stock on the last trading day prior to the commencement of the offering period or 85% of the fair market value of Common Stock on the last trading day of the purchase period. A total of 187,500 shares of Common Stock were initially reserved for issuance under the 2006 Plan. On July 15, 2011, the Company’s Board of Directors approved an additional 150,000 shares of Common Stock available for issuance under the 2006 Plan. On July 12, 2012, the Board of Directors approved an amendment to the 2006 Plan increasing the number of shares of the Company’s Common Stock available for purchase thereunder by 400,000. The Company also issued 10,751 shares of Common Stock on January 10, 2012 and 36,703 shares of Common Stock on July 5, 2012 pursuant to the 2006 Plan. The Company also issued 9,766 shares on January 8, 2013. As of June 30, 2013, 500,474 shares of Common Stock are remaining under the 2006 Plan.

Assumptions. The following table summarizes the assumptions used in applying the Black-Scholes-Merton option pricing model to determine the fair value of new awards granted during the three and six months ended June 30, 2013 and 2012, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Employee stock options
Risk-free interest rate	0.87 – 1.25%	0.75 – 1.38%	0.87 – 1.25%	0.75 – 1.43%

Expected life (in years)	5.50 – 6.50	6.02 – 6.50	5.50 – 6.50	5.50 – 6.50

Volatility	1.01 – 1.06	1.00 – 1.02	1.01 – 1.06	1.00 – 1.16

Dividend Yield	0%	0%	0%	0%
Employee Stock Purchase Plan
Risk-free interest rate	0.06 – 0.61%	0.06 – 0.61%	0.06 – 0.61%	0.06 – 0.61%

Expected life (in years)	0.5 – 2.0	0.5 – 2.0	0.5 – 2.0	0.5 – 2.0

Volatility	0.92 – 1.74	1.07 – 1.89	0.92 – 1.74	1.07 – 1.89

Dividend Yield	0%	0%	0%	0%

The Company estimates the fair value of each option award on the date of grant using the Black-Scholes-Merton option-pricing model and uses the assumptions as allowed by ASC 718, “Compensation – Stock Compensation .” Through October 2010, as allowed by ASC 718-10-55, companies with a short period of publicly traded stock history, the Company’s estimate of expected volatility was based on the average expected volatilities of a sampling of other peer companies with similar attributes to it, including industry, stage of life cycle, size and financial leverage as well as the Company’s own historical data. For options issued after October 2010, the Company used its own historical data to estimate expected volatility. As the Company has so far only awarded “plain vanilla” options as described by the SEC’s Staff Accounting Bulletin Topic No. 14, “Share-Based Payment”, it used the “simplified method” for determining the expected life of the options granted. The Company will continue to use the “simplified method” under certain circumstances, which it will continue to use as it does not have sufficient historical data to estimate the expected term of share-based awards. The risk-free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant valuation. ASC 718 does not allow companies to account for option forfeitures as they occur. Instead, estimated option forfeitures must be calculated upfront to reduce the option expense to be recognized over the life of the award and updated upon the receipt of further information as to the amount of options expected to be forfeited. Based on our historical information, the Company currently estimates that 23% annually of its stock options awarded with annual vesting mechanisms will be forfeited.

The Company has elected to track the portion of its federal and state net operating loss carryforwards attributable to stock option benefits in a separate memo account. Therefore, these amounts are no longer included in our gross or net deferred tax assets. The benefit of these net operating loss carryforwards will only be recorded in equity when they reduce cash taxes payable.

Common Stock Warrants. As of June 30, 2013, the Company had outstanding warrants to purchase an aggregate of approximately 1.8 million shares of its Common Stock, all of which were available for exercise.

At June 30, 2013, there are outstanding “Series A” warrants to purchase an aggregate of 0.5 million shares of Common Stock and “Series B” warrants to purchase an aggregate of 1.1 million shares of Common Stock, all of which were originally issued in connection with the Company’s October 2009 private placement. As a result of an anti-dilution provision contained in the Series B warrants, the exercise price of the Series B warrants was reduced to $1.20 per share after giving effect to the issuance of Series A-1 Preferred on June 7, 2010. A total of 0.2 million warrants are outstanding in connection with the transactions contemplated by the 2010 and 2012 Investment Agreements.

In June 2013, an investor exercised a Series A warrant to purchase 150,000 shares of Common Stock. Pursuant to the cashless exercise of the Series A warrant, 135,542 shares of Common Stock were issued and rights to purchase 14,458 shares of Common Stock were cancelled in payment of the purchase price payable in respect of the number of warrant shares purchased upon such exercise. The Company did not receive any cash proceeds from the exercise. Refer to Note 6 below.

The following table summarizes the warrants outstanding as of June 30, 2013 and the changes in outstanding warrants in the six month period then ended:

	Number Of Shares Subject To Warrants Outstanding (in 000’s)	Weighted-Average Exercise Price
Warrants outstanding January 1, 2013	1,952	$0.76
Warrants granted	—	—
Warrants cancelled	(14)	0.04
Warrants exercised	(136)	0.04

Warrants outstanding June 30, 2013	1,802	$0.82

NOTE 6. WARRANT LIABILITIES

The Company had outstanding warrants to purchase 1.6 million shares of Common Stock that were classified as liabilities and 0.2 million classified as equity on the balance sheet as of June 30, 2013. The fair value of the warrants classified as liabilities was $0.3 million and $0.6 million on June 30, 2013 and December 31, 2012, respectively.

During the twelve months ended December 31, 2012, the Company recorded $0.1 million in total losses related to increased valuation of the warrant liability, offset partially by a reduction of less than $0.1 million for the extinguishment of liabilities related to the redemption of the Series A warrants. In May 2012, the Company issued 15,000 shares of Common Stock pursuant to the exercise of the Series A warrants.

In June 2013, an investor exercised a Series A warrant to purchase 150,000 shares of Common Stock. Pursuant to the cashless exercise of the Series A warrant, 135,542 shares of Common Stock were issued and rights to purchase 14,458 shares of Common Stock were cancelled in payment of the purchase price payable in respect of the number of warrant shares purchased upon such exercise. The Company did not receive any cash proceeds from the exercise.

During the three months ended June 30, 2013, the Company recorded $0.3 million in gains related to the net change in the valuation of the warrant liability and a reduction of less than $0.1 million for the extinguishment of liabilities in connection with the exercise of a Series A warrant to purchase 150,000 shares of Common Stock noted above. During the three months ended June 30, 2012, the Company recorded $0.7 million in losses related to the net change in the valuation of the warrant liability, offset partially by a reduction of less than $0.1 million for the extinguishment of liabilities in connection with the May 2012 exercise of a Series A warrant to purchase 15,000 shares of Common Stock as noted above.

During the six months ended June 30, 2013, the Company recorded $0.1 million in gains related to the net change in the valuation of the warrant liability and a reduction of less than $0.1 million for the extinguishment of liabilities in connection with the June 2013 exercise of a Series A warrant to purchase 150,000 shares of Common Stock as noted above. In June 2013, the Company issued 135,542 shares of Common Stock pursuant to a cashless exercise of the Series A warrant. During the six months ended June 30, 2012, the Company recorded $1.2 million in losses related to the net change in the valuation of the warrant liability, offset partially by a reduction of less than $0.1 million for the extinguishment of liabilities in connection with the May 2012 exercise of a Series A warrant to purchase 15,000 shares of Common Stock as noted above.

The following table summarizes the fair value of warrants classified as liabilities during the six months ended June 30, 2013 and 2012 and the twelve months ended December 31, 2012:

(In thousands)	Fair value Value at January 1,	Reduction of liability due to redemption or exercise	Net change in fair value of liabilities loss/(gain)	Fair Value at June 30,
2013
Warrants classified as liabilities	$563	$(88)	$(129)	$346

(In thousands)	Fair value Value at January 1,	Reduction of liability due to redemption or exercise	Net change in fair value of liabilities loss/(gain)	Fair Value at June 30,
2012
Warrants classified as liabilities	$502	$(11)	$1,155	$1,646

(In thousands)	Fair value Value at January 1,	Reduction of liability due to redemption or exercise	Net change in fair value of liabilities loss/(gain)	Fair Value at December 31,
2012
Warrants classified as liabilities	$502	$(12)	$73	$563

All warrants that were classified as liabilities as of June 30, 2013, 2012 and December 31, 2012 were issued to various investors pursuant to the October 2009 private placement. The warrants issued were Series A and Series B Warrants. The Company classified these warrants as liabilities based on certain cash settlement provisions available to the warrant holders upon certain reorganization events in the equity structure, including mergers. Specifically, in the event the Company is acquired in an all cash transaction, a transaction whereby it ceases to be a publicly held entity under Rule 13e-3 of the Securities Exchange Act of 1934, or a reorganization involving an entity not traded on a national securities exchange, the warrant holders may elect to receive an amount of cash equal to the value of the warrants as determined in accordance with the Black-Scholes-Merton option pricing model with certain defined assumptions. At any time when the resale of the warrant shares is not covered by an effective registration statement under the Securities Act of 1933, the warrant holders can elect a cashless exercise of all or any portion of shares outstanding under a warrant, in which case they would receive a number of shares with a value equal to the intrinsic value on the date of exercise of the portion of the warrant being exercised. Additionally, warrant holders have certain registration rights and the Company would be obligated to make penalty payments to them under certain circumstances if we were unable to maintain effective registration of the shares underlying the warrants with the SEC.

Assumptions. The following table summarizes the assumptions used in applying the Black-Scholes-Merton option pricing model to determine the fair value of the liability related to warrants outstanding during the three and six months ended June 30, 2013 and 2012, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Risk-free interest rate	0.66%	0.72%	0.36 – 0.66%	0.72 – 1.04%

Expected life (in years)	3.3	4.3	3.3 – 3.5	4.3 – 4.5

Volatility	0.87	1.02	0.87 – 0.96	1.10 – 1.14

Dividend Yield	0%	0%	0%	0%

For additional details on the change in value of these liabilities, see Note 8. Changes in the market price of the Common Stock or volatility would result in a change in the value of the warrants and impact the statement of operations. For example, a 10% increase in the market price of the Common Stock would cause the fair value of the warrants and the warrant liability to increase by approximately 10%.

NOTE 7. EARNINGS PER SHARE

Basic net income or loss per common share is calculated by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted net income per share is calculated using the Company’s weighted-average outstanding common shares including the dilutive effect of stock awards as determined under the treasury stock method and the dilutive effect of convertible preferred stock as determined under the if converted method. Diluted net loss per common share is the same as basic net loss per common share, since potentially dilutive securities from stock options, stock warrants and restricted stock would have an anti-dilutive effect because the Company incurred a net loss during each period presented.

Basic and diluted net income/(loss) per share was determined as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012
Net income/(loss)	$11,647	$(60,797)	$(5,829)	$(91,288)
Deemed dividends attributable to preferred stock in connection with accretion	(1,924)	(1,343)	(3,772)	(2,619)
Deemed dividends attributable to preferred stock in connection with embedded beneficial conversion features	—	(197)	(3,263)	(4,549)

Net income/(loss) applicable to Common Stock	9,723	(62,337)	(12,864)	(98,456)

Weighted average shares used in computing net income/(loss) per share, basic	22,036	21,883	22,023	21,865

Effect of dilutive securities:
Stock options, warrants, and employee stock purchase plan	543	—	—	—
Convertible redeemable preferred stock	174,676	—	—	—

Total shares used in the computation of diluted earnings per share	197,255	21,883	22,023	21,865

Net income/(loss) per share, basic	$0.44	$(2.85)	$(0.58)	$(4.50)

Net income/(loss) per share, diluted	$0.05	$(2.85)	$(0.58)	$(4.50)

The securities in the table below were excluded from the computation of diluted net loss per common share for the three months ended June 30, 2012 and the six months ended June 30, 2013 and 2012 because such securities were anti-dilutive during the periods presented:

(In thousands)	Three Months Ended June 30, 2012	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012
Warrants	1,952	1,802	1,952
Stock options and employee stock purchase plan	9,276	13,317	9,276
Convertible redeemable preferred stock	111,017	178,595	111,017

Total	122,245	193,714	122,245

NOTE 8. FAIR VALUE MEASUREMENTS

ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1—Quoted prices in active markets for identical assets or liabilities;

•	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. At December 31, 2012, the Company’s Level 2 assets comprised of money market funds that primarily consist of bank instruments, commercial paper and notes, variable rate demand instruments, and repurchase agreements with effective maturities of three months or less. All of the Company’s Level 2 asset values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. The pricing model information is provided by third party entities (e.g. banks or brokers). In some instances, these third party entities engage external pricing services to estimate the fair value of these securities; and

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table represents the fair value hierarchy for our financial assets and liabilities held by the Company measured at fair value on a recurring basis as of June 30, 2013 and December 31, 2012:

June 30, 2013
(in thousands)	Level 1	Level 2	Level 3(2)	Total
Assets
Total	$—	$—	$—	$—

Liabilities
Warrant liabilities	—	—	$346	$346
Right to purchase shares of Series A-3 Preferred	—	—	5,480	5,480

Total	$—	$—	$5,826	$5,826

December 31, 2012
(in thousands)	Level 1	Level 2(1)	Level 3(2)	Total
Assets
Available-for-sale securities	$—	$1,003	$—	$1,003

Total	$—	$1,003	$—	$1,003

Liabilities
Warrant liabilities	—	—	$563	$563
Right to purchase shares of Series A-3 Preferred	—	—	14,276	14,276

Total	$—	$—	$14,839	$14,839

(1)	The Company’s Level 2 assets were classified as cash and cash equivalents as of December 31, 2012.
(2)	See Notes 4 and 6 of these Notes to the Financial Statements for a roll forward of the Company’s Level 3 liabilities for the six months ended June 30, 2013 and 2012 and the twelve months ended December 31, 2012.

NOTE 9. INVENTORY

Prior to receiving FDA approval of Marqibo in August 2012, all costs related to purchases of the active pharmaceutical ingredient and the manufacturing of the product were recorded as research and development expense, since the Company could not reasonably estimate the probability that it would obtain a future benefit from these costs.

Inventories are stated at the lower of cost or market with cost determined using the first-in, first-out method. Inventory values are based upon standard costs, which approximate actual costs.

The following table presents the composition of inventory as of June 30, 2013 and December 31, 2012:

(in thousands)	June 30, 2013	December 31, 2012
Raw materials	$83	$24
Work in process	237	259
Finished goods	62	—

Total Inventory	$382	$283

NOTE 10. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table presents the composition of other assets as of June 30, 2013 and December 31, 2012:

(in thousands)	June 30, 2013	December 31, 2012
Prepaid expenses	$169	$238
Restricted cash	34	—

Total	$203	$238

NOTE 11. PROPERTY AND EQUIPMENT

The following table presents the composition of property and equipment as of June 30, 2013 and December 31, 2012:

(in thousands)	June 30, 2013	December 31, 2012
Property and equipment:
Furniture & fixtures	$71	$71
Computer hardware	280	280
Computer software	221	221
Manufacturing equipment	174	174

	746	746
Less accumulated depreciation	(715)	(703)

Property and equipment, net	$31	$43

For each of the three and six month periods ended June 30, 2013 and 2012, depreciation expense was less than $0.1 million.

NOTE 12. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following at June 30, 2013 and December 31, 2012:

(In thousands)	June 30, 2013	December 31, 2012
Trade accounts payable	$1,412	$786
Clinical research and other development related costs	1,095	783
Marketing, commercial, and distribution costs	119	154
Accrued personnel related expenses	245	1,077
Interest payable	675	683
Accrued other expenses	701	66

Total	$4,247	$3,549

NOTE 13. RELATED PARTY TRANSACTIONS

Pursuant to the 2010 and 2012 Investment Agreements, the Warburg Pincus Purchasers may seek reimbursement from the Company for reasonable fees and disbursements incurred in connection with transactions contemplated by such agreements, including fees and disbursements of legal counsel, accountants, advisors and consultants, and miscellaneous other fees and expenses incurred by Warburg Pincus. For the six months ended June 30, 2013, the Company reimbursed $0.02 million in professional and legal fees incurred by and on behalf of Warburg Pincus in connection with the sale and issuance of 60,000 shares of Series A-3 Preferred on January 11, 2013. These costs were recorded as a reduction to the carrying value of preferred stock.

NOTE 14. COMMITMENTS AND CONTINGENCIES

Lease Agreement. On June 22, 2012, the Company entered into a 24-month lease for 17,555 square feet of office space at 400 Oyster Point Boulevard in South San Francisco, California, which commenced on July 1, 2012. The total cash payments due over the remaining lease period, as of June 30, 2013, are $0.4 million.

Clinical Trial Agreements. In May 2011, the Company entered into a clinical trial research agreement with the German High-Grade Lymphoma Study Group, pursuant to which the Company agreed to provide support for a Phase 3 trial of Marqibo in elderly patients with newly diagnosed aggressive NHL conducted in Germany. Under the terms of the agreement, the Company is obligated to provide supplies of Marqibo for the study as well as funding for a portion of the total financial costs of the study. As of June 30, 2013, the Company’s portion of these costs is estimated to be approximately between €8.6 million and €10.2 million (or between $11.2 million and $13.3 million) to be paid over a period of three to five years. Per the terms of the agreement, the Company recorded $0.6 million in research and development expense in connection with the enrollment of the 150th patient in March 2013. The Company is required to make ongoing payments to the German High-Grade Lymphoma Study Group based on the enrollment of patients during the trial. These payments constitute a substantial portion of the total study costs and are estimated to be €6.6 million (or $8.6 million) over the course of the trial. Additionally, the Company is obligated to make a one-time milestone payment of €0.1 million (or $0.2 million) upon the delivery of the 2013 Annual Safety Report, which the Company expects to receive in December 2013. As of June 30, 2013, the Company accrued $0.9 million for patient costs incurred in connection with the trial.

In July 2011, the National Cancer Institute enrolled the first patient in an open-label Phase 1 dose-escalation trial of Marqibo in children and adolescents with solid tumors and hematologic malignancies, including ALL, being conducted at the NCI in Bethesda, MD. The primary objective of this Phase I clinical trial, which is an investigator-sponsored study, is to determine the maximum tolerated dose. Per the terms of the clinical trial agreement, the Company’s obligations are limited to the provision of Marqibo during the study. No amounts have been accrued as of June 30, 2013 in connection with this arrangement.

In August 2011, the Company entered into an agreement with Mayo Clinic pursuant to which Mayo Clinic agreed to sponsor and conduct a Phase 2 clinical trial. The study is designed to enroll up to 40 patients taking biologic and small molecule EGFR inhibitors for anti-cancer therapy and will test the effectiveness of MTL in preventing skin toxicities associated with EGFR inhibitors. The Company’s primary obligation is limited to the provision of MTL for patients enrolled in the study. In January 2012, the first patient was enrolled in the study. As of June 30, 2013, the Company had accrued less than $0.1 million for drug manufacture and related expenditures. In April 2013, the Mayo Clinic closed enrollment in the clinical trial after enrolling 27 subjects. The Mayo Clinic will perform analysis from data collected on the subjects enrolled during the trial.

In November 2011, the Company entered into an agreement with Pharmaceutical Research Associates (PRA), Inc., a global clinical research organization, to initiate its global Phase 3 confirmatory study of Marqibo, named HALLMARQ, in the treatment of patients 60 years of age or older with newly diagnosed ALL. The November 2011 agreement was subsequently amended to reduce the scope of PRA’s services. The U.S. portion of the clinical trial is primarily being conducted by the Company, while PRA has conducted an international site feasibility study. The Company also entered into an agreement with PPD, a leading global contract research organization providing drug discovery, development, and lifecycle management services, to administer central laboratory services for HALLMARQ. In May 2012, the first patient was enrolled and dosed in the study. Direct costs associated with the HALLMARQ study are estimated to be approximately $30-$35 million over a period of five years. As of June 30, 2013, the Company accrued approximately $0.1 million for CRO and clinical site expenditures related to the HALLMARQ study.

In March 2012, the Company entered into an investigator-initiated clinical trial research agreement with The University of Texas M.D. Anderson Cancer Center (“MDACC”), whereby the Company agreed to provide Marqibo to study the safety and efficacy of Marqibo in certain clinical trial research entitled “Hyper-CVAD with Liposomal Vincristine (Hyper-CMAD) in Acute Lymphoblastic Leukemia.” The study is designed to evaluate whether intensive chemotherapy (Hyper-CVAD therapy) given in combination with Marqibo, in addition to rituximab for patients who are CD20 positive and/or imatinib or dasatinib for patients with the Philadelphia (Ph) chromosome, can effectively treat ALL or lymphoblastic lymphoma. In support of the performance of this study, the Company agreed to pay MDACC approximately $0.2 million for the clinical study of approximately sixty-five (65) patients. Additionally, the Company is required to make payments contingent upon the achievement of certain patient enrollment milestones. No amounts have been accrued as of June 30, 2013 in connection with this arrangement.

NOTE 15. SUBSEQUENT EVENTS

Acquisition by Spectrum Pharmaceuticals, Inc.

On the Closing Date, pursuant to the terms of the Stockholder Purchase Agreement, Eagle, a wholly-owned subsidiary of Spectrum, purchased from entities affiliated with Warburg and Deerfield, the two principal stockholders (the “Principal Stockholders”) of the Company, shares of the Company’s Common Stock, owned by the Principal Stockholders, which represented approximately 89% of the outstanding shares of Common Stock, for a purchase price equal to the Per Share Merger Consideration (as defined below). Immediately prior to the closing of the purchase, the Principal Stockholders converted all of their shares of the Company’s Series A Preferred owned by them into shares of Common Stock in accordance with the terms of the certificate of designation for each applicable series of Series A Preferred. In addition to the shares of Common Stock purchased from the Principal Stockholders, Eagle also purchased certain warrants to purchase shares of Common Stock owned by Deerfield.

The conversion of the shares of the Series A Preferred by the Principal Stockholders was accomplished in accordance with the terms of a Waiver Agreement dated as of July 16, 2013, among the Company and the Principal Stockholders (the “Waiver Agreement”). Pursuant to the Waiver Agreement, the Principal Stockholders agreed to convert all of their shares of Series A Preferred into shares of Common Stock at the applicable conversion prices for each series of Series A Preferred. Further, the Principal Stockholders agreed to waive, among other rights, all of their rights to receive (i) the liquidation preference to which they would otherwise have been entitled under the terms of the Series A Preferred, (ii) accelerated accretion with respect to their Series A Preferred through the fifth anniversary of the issuance of such shares, and (iii) an additional payment upon a change of control transaction relating to the value of the shares of Series A-3 Preferred that remained available for purchase by such holders pursuant to that certain 2012 Investment Agreement. Instead, for each share of Common Stock sold by the Principal Stockholders to Purchaser pursuant to the Stockholder Purchase Agreement, the Principal Stockholders received the same per share consideration as all other holders of Common Stock are entitled to receive in the Merger.

Also on the Closing Date, pursuant to the terms of the Company Purchase Agreement, entered into among the Company, Eagle and Spectrum, the Company sold 20.1 million newly issued shares of Common Stock (the “Purchased Shares”) to Eagle at a price per share of $0.37. Eagle paid for the Purchased Shares by delivery of (i) $0.02 million in cash, an amount equal to the par value of the Purchased Shares; and (ii) a promissory note in the principal amount of $7.4 million. The acquisition of the Purchased Shares, together with the acquisition of the shares of Common Stock from the Principal Stockholders pursuant to the Stockholder Purchase Agreement, resulted in the ownership by Eagle of an amount of shares in excess of 90% of the then outstanding shares of Common Stock. On the Closing Date, in accordance with the terms of the Company Purchase Agreement, Eagle consummated a “short form” merger with the Company in which Eagle merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Spectrum (the “Merger”). The Merger was consummated without a vote or meeting of the Company’s stockholders in accordance with Section 253 of the Delaware General Corporation Law.

As a result of the Merger, each issued and outstanding share of Common Stock (other than shares of Common Stock owned by Eagle or by Spectrum, and shares of Common Stock for which the holder thereof demands and perfects such holder’s right to an appraisal (the “Dissenting Shares”) in accordance with the applicable provisions of Delaware General Corporation Law (“DGCL”)) were converted into the right to receive (A) $0.05609 in cash per share, without interest and subject to applicable withholding (the “Cash Portion”), and (B) one contingent value right (“CVR” and, together with the Cash Portion, the “Per Share Merger Consideration”) entitling the holder to receive, subject to the terms of the CVR Agreement (as defined below), a pro rata portion of contingent cash payments from Spectrum totaling up to $195.0 million (without duplication) upon the achievement of the following specific milestones:

•	$5.0 million upon the achievement of net sales of Marqibo® (vincristine sulfate liposome injection) in excess of $30.0 million in any calendar year;

•	$10.0 million upon the achievement of net sales of Marqibo in excess of $60.0 million in any calendar year;

•	$25.0 million upon the achievement of net sales of Marqibo in excess of $100.0 million in any calendar year;

•	$50.0 million upon the achievement of net sales of Marqibo in excess of $200.0 million in any calendar year;

•	$100.0 million upon the achievement of net sales of Marqibo in excess of $400.0 million in any calendar year; and

•	$5.0 million upon the receipt of marketing authorization from the FDA regarding Menadione Topical Lotion.

The terms and conditions regarding any payments under the CVRs are governed by the Contingent Value Rights Agreement, entered into among the Company, Spectrum and Corporate Stock Transfer, Inc., as rights agent, dated as of July 16, 2013 (the “CVR Agreement”). Each CVR will be unregistered and will be non-transferable, subject to limited exceptions. There can be no assurance as to the actual value, if any, of a CVR.

Eagle paid an aggregate of $11.3 million to fund the Cash Portion of the Per Share Merger Consideration and approximately $3.8 million on the Closing Date to satisfy certain outstanding obligations and transaction-related and other expenses of the Company.

The Company Purchase Agreement, the CVR Agreement and the Waiver Agreement, and the transactions contemplated thereby, were unanimously approved by the Company’s Board of Directors based, in part, upon the unanimous recommendation of a special committee of the Board (the “Special Committee”), consisting solely of independent directors of the Board. On behalf of the Company, the Special Committee negotiated the Waiver Agreement with the Principal Stockholders.

Amended and Restated 2012 Change of Control Payment Plan

On July 16, 2013, the Board of Directors of Talon Therapeutics, Inc. approved an allocation of payments from the Merger Consideration to eligible employees pursuant to the Amended and Restated 2012 Change of Control Payment Plan (the “Change of Control Plan”). Steven R. Deitcher, M.D. and Craig W. Carlson were allocated 4% and 1.5%, respectively, of the total Change of Control Proceeds, as defined in the Change of Control Plan. An aggregate allocation of 2.5% of the total Change of Control Proceeds was approved for other eligible employees of the Company. The total amount payable under the Change of Control Plan is $11.0 million, provided all milestones under the CVR Agreement are achieved.

Transaction Costs

The Company incurred certain legal and financial advisory fees in connection with the consummation of the Merger transaction. As of and for the six months ended June 30, 2013, the Company recorded approximately $0.8 million in consultation expenses, which is reflected in the Company’s Condensed Statement of Comprehensive Income/(Loss). The Company incurred an additional $0.3 million in certain legal and financial advisory fees during the 17 days ended July 17, 2013. As noted above, Eagle satisfied the Company’s outstanding obligations with respect to the Merger transaction on the Closing Date.

Termination of Material Definitive Agreements

In connection with the entry into the Company Purchase Agreement and the Stockholder Purchase Agreement, on the Closing Date, each of the following agreements of the Company were terminated (each as amended to date): (i) the 2012 Investment Agreement (ii) the 2010 Investment Agreement, (iii) the 2010 Registration Rights Agreement, , and (iv) the Facility Agreement.

Departure of Directors

In connection with the Merger, and as contemplated by the Company Purchase Agreement, each of Howard Furst, Paul Maier, Howard Pien, Leon Rosenberg, Robert Spiegel and Elizabeth Weatherman voluntarily resigned from the Board effective as of the effective time of the Merger (the “Effective Time”). Pursuant to the terms of the Company Purchase Agreement, as of the Effective Time, Rajesh C. Shrotriya, M.D., was appointed a director of the Company. Dr. Shrotriya is currently President, Chief Executive Officer and Chairman of Spectrum. One of the Company’s existing directors, Steven R. Deitcher, remained on the Board following the Effective Time.

Departure of Officers and Compensation Matters

The Company entered into a Separation Agreement and Release with Craig W. Carlson (the “Carlson Agreement”). The Carlson Agreement provides that Mr. Carlson will receive severance benefits consisting of (i) severance pay in the gross amount of $346,908.12, less applicable deductions and withholding, representing twelve months of annualized base salary, to be paid in accordance with the Company’s regular payroll practices, (ii) health insurance for twelve (12) months; and (iii) $6,550.00, less applicable withholding, to be used for contribution to a health savings account. The Carlson Agreement also includes a waiver and release of claims by Mr. Carlson.

The Company entered into a Separation Agreement and Release with Steven R. Deitcher M.D. (the “Deitcher Agreement”). The Deitcher Agreement provides that Dr. Deitcher will receive severance benefits consisting of (i) severance pay in the gross amount of $729,856.80, less applicable deductions and withholding, representing 18 months of annualized base salary, to be paid in accordance with the Company’s regular payroll practices, (ii) health insurance for 18 months; (iii) $6,550.00, less applicable withholding, to be used for contribution to a health savings account; (iv) $510,899.84, less applicable deductions and withholding, representing 150% of the bonus which Dr. Deitcher would have been eligible to receive assuming full performance; and (v) acceleration of vesting of unvested options. The Deitcher Agreement also includes a waiver and release of claims by Dr. Deitcher.